AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 2004
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                     OLYMPIC CASCADE FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                                ---------------

          DELAWARE             875 NORTH MICHIGAN             36-4128138
                               AVENUE, SUITE 1560,
                                CHICAGO, IL 60611
      (State or other        (Address, including zip         (IRS employer
      jurisdiction of          code, and telephone      identification number)
     incorporation or         number, including area
       organization)          code, or registrant's
                               principal executive
                                    offices)

                               ------------------

                                 MARK GOLDWASSER
                      President and Chief Executive Officer
                            120 Broadway, 27th Floor
                            New York, New York 10271
                                 (212) 417-8000
                    (Name, Address, Including Zip Code, And

                               Telephone Number,
                   Including Area Code Of Agent For Service)

                  Please Send Copies Of All Communications To:

                           Mitchell C. Littman, Esq.
                             Adrian I. Kuzycz, Esq.
                               Littman Krooks LLP
                                655 Third Avenue
                            New York, New York 10017
                                 (212) 490-2020

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                         Calculation Of Registration Fee

--------------------------------------------------------------------------------
   Tile of Each      Amount to be      Proposed       Proposed      Amount of
     Class of       Registered (1)     Maximum        Maximum      Registration
 Securities to be                      Offering      Aggregate       Fee (2)
    Registered                        Price Per       Offering
                                      Share (2)      Price (1)
--------------------------------------------------------------------------------
Common stock
($.02 par value
per share)            4,369,137         $1.53        $6,684,780      $846.96
--------------------------------------------------------------------------------

                               -----------------

(1) Includes: (i) 576,173 shares of common stock held by the selling shareholders named within; (ii) 2,078,465 shares of common stock issuable upon conversion of 31,177 shares of our Series A Preferred Stock held by the selling shareholders named within; and (iii) 1,714,499 shares of common stock issuable upon exercise of warrants held by certain selling shareholders names within. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average high and low trading price of our common stock reported on The American Stock Exchange on July 13, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer for sale is not permitted.


                    SUBJECT TO COMPLETION, DATED JULY , 2004

PROSPECTUS

                     OLYMPIC CASCADE FINANCIAL CORPORATION

                        4,369,137 SHARES OF COMMON STOCK

                            ------------------------

      This prospectus relates to the resale, from time to time, of up to 4,369,137 shares of common stock which are held by certain of our shareholders named within. These shares include 576,173 shares of common stock held by certain selling shareholders, 1,714,499 shares of common stock issuable upon exercise of warrants held by certain selling shareholders and 2,078,465 shares of common stock issuable upon conversion of 31,177 shares of Series A Preferred Stock held by certain selling shareholders.

      As of July 14, 2004, there were 3,557,409 shares of common stock issued and outstanding. The 4,369,137 shares of common stock being registered in this prospectus represent 59.4% of the outstanding shares of common stock, assuming sale of all shares included in this prospectus.

      The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares being sold in this prospectus. We will receive, however, proceeds from the exercise of warrants of approximately $2,270,527 if all the warrants held by the selling shareholders named in this prospectus are exercised.

      Several of the selling shareholders named in this prospectus are beneficial owners of more than five (5%) percent of our common stock. The selling shareholders and their respective percentage of shares, calculated on a fully diluted basis, being registered for sale in this prospectus are: Steven A. Rothstein IRA (the beneficiary of which is the wife of Steven A. Rothstein, our former Chairman, Chief Executive Officer and principal shareholder), 36%; Triage Partners LLC (of which Steven B. Sands, our Chairman, is the manager and a member), 67%; One Clark LLC (of which Mark Goldwasser, our President and Chief Executive Officer, is the manager), 100%; Mark Goldwasser on an individual basis, 64%; Gregory P. Kusnick and Karen Jo Gustafson, as Joint Tenants with Right of Survivorship, 100%; and Gregory C. Lowney and Maryanne K. Snyder, as Joint Tenants with Right of Survivorship, 100%.

      Our common stock is traded on The American Stock Exchange under the symbol OLY. We currently do not meet certain listing standards of The American Stock Exchange and may be delisted as a result. See "Risk Factors" beginning on page
6. On July 13, 2004, the last reported sale price for our common stock on The American Stock Exchange was $1.52 per share.

                           ------------------------

      Investing in our securities involves certain risks. See "Risk Factors" beginning on page 6 of this prospectus.

                            ------------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                  The date of this prospectus is July , 2004.

                               PROSPECTUS SUMMARY

      The following summary highlights information contained elsewhere in this prospectus. You should read this summary together with the more detailed information regarding our company and our common stock appearing elsewhere in this prospectus or incorporated by reference in this prospectus. Reference to selling shareholders refers to those shareholders listed under Selling
Shareholders, who may sell shares, from time to time, as described in this prospectus.

OLYMPIC CASCADE FINANCIAL CORPORATION

OVERVIEW

      We are a financial services organization operating through our wholly-owned subsidiary, National Securities Corporation, a Washington corporation, organized in 1947. National Securities Corporation conducts a national securities brokerage business through its main offices in Seattle, Washington and New York, New York, as well as 53 other branch offices located throughout the country. National's business includes securities brokerage for individual and institutional clients, market-making trading activities, asset management and corporate finance services.

      We are a Delaware corporation formed in 1996. Our executive offices are located at 875 North Michigan Avenue, Suite 1560, Chicago, IL 60611 and our telephone number is (312) 751-8833.

SIGNIFICANT DEVELOPMENTS

INVESTMENT TRANSACTION

      In fiscal year 2002, we completed a series of transactions in which certain new investors obtained a significant ownership in us through a $1,572,500 investment and by purchasing a majority of shares held by Steven A. Rothstein, our former Chairman, Chief Executive Officer and principal shareholder, and affiliates. In this investment transaction, the investors included Triage Partners LLC (of which Steven B. Sands, our Chairman, is the manager and a member), and One Clark LLC (of which Mark Goldwasser, our President and Chief Executive Officer, is the manager). The investors purchased an aggregate of $1,572,500 of Series A Preferred Stock at $100 per share.

      Each holder of the Series A Preferred Stock is entitled at any time, and from time to time, to convert any or all of the outstanding shares of its Series A Preferred Stock into shares of common stock. Each share of the Series A Preferred Stock is convertible into common stock based upon a conversion ratio equal to the conversion price in effect at the time of conversion divided by $1.50 per share. Accordingly, each share of Series A Preferred Stock is convertible into 66.6666 shares of common stock. A total of 31,177 shares of Series A Preferred Stock, convertible into 2,078,465 shares of common stock, were issued in the investment transaction, in a transaction with Steven A. Rothstein described in Miscellaneous Transactions below and pursuant to an in-kind dividend paid as described in Stock Dividend below. The number of shares is subject to adjustments as the result of the payment of stock dividends (and other distributions) and subdivisions, combinations, and reclassifications.

      In connection with this investment transaction, Triage Partners LLC also purchased 285,000 shares of common stock from Mr. Rothstein and his affiliates at a price of $1.50 per share. Additionally, Mr. Rothstein, James C. Holcomb, Jr. and D.S. Patel each resigned from our Board of Directors, and Peter Rettman, Mr. Goldwasser, Martin S. Sands, Steven B. Sands, Robert J. Rosan and Andrew Zaro were each appointed to our Board of Directors. Our Board of Directors currently consists of Peter Rettman, Gary A. Rosenberg, Mark Goldwasser, Norman
J. Kurlan, Steven B. Sands and Robert J. Rosan. As a result of these transactions, as of the date of this prospectus, Triage Partners LLC and One Clark LLC are beneficial owners of approximately 21.1% and 14.2% of our common stock, respectively, calculated on a fully diluted basis.

      Concurrent with the investment transaction, two unrelated individual noteholders, Gregory P. Kusnick and Karen Jo Gustafson, as Joint Tenants with Right of Survivorship, and Gregory C. Lowney and Maryanne K. Snyder, as Joint Tenants with Right of Survivorship, holding $2.0 million of our debt, converted one-half of their debt into the same class of Series A Preferred Stock that was sold in the investment transaction. The noteholders also had 100,000 of their 200,000 warrants to acquire shares of common stock repriced from an exercise price of $5.00 per share to $1.75 per share. In January 2004, the two noteholders extended the maturity dates on the notes from January 25, 2004 to July 31, 2005. Also, effective February 1, 2004, the interest rate on each note was increased to 12% from 9% per annum. Additionally, each of the noteholders' warrants to purchase, in the aggregate, 100,000 shares of common stock at a price of $5.00 per share expiring on February 1, 2004 was repriced to $1.25 per share, and the expiration date of such warrants was extended to July 31, 2005. The expiration date for the noteholders' warrants to purchase, in the aggregate, an additional 100,000 shares of common stock at a price of $1.75 per share was also extended from January 25, 2004 to July 31, 2005.

Private Offerings

      In the second quarter of fiscal year 2004, we consummated a private offering of our securities to a limited number of accredited investors pursuant to Rule 506 of Regulation D under the Securities Act wherein we issued an aggregate of $200,000 of three-year, 10% senior subordinated promissory notes to five unaffiliated parties. The noteholders received three-year warrants to purchase an aggregate of 50,000 shares of common stock at an exercise price of $1.40 per share.

      In the second quarter of fiscal year 2004, we consummated a private offering of our securities to a limited number of accredited investors pursuant to Rule 506 of Regulation D under the Securities Act wherein we issued an aggregate of $850,000 of three-year, 10% senior subordinated promissory notes to four unaffiliated parties. The noteholders received three-year warrants to purchase an aggregate of 170,000 shares of common stock at an exercise price of $1.50 per share. National Securities Corporation acted as the placement agent for the private offering. The offering period for the private offering expired on May 30, 2004.

      In the first quarter of fiscal year 2003, we consummated a private offering of our securities to a limited number of accredited investors pursuant to Rule 506 of Regulation D under the Securities Act. Each unit in the private offering sold for $0.65 and consisted of one share of our common stock and one three-year warrant to purchase one share of our common stock at a per share price of $1.25. Net proceeds of $554,500 closed in the first quarter of fiscal year 2003, and we issued 1,016,186 shares of common stock and 1,016,186 warrants. National Securities Corporation acted as the placement agent on a best efforts basis for the private offering. In consideration of the services rendered by National Securities Corporation, at each closing, National Securities Corporation was (i) paid a cash fee equal to ten percent (10%) of the gross proceeds received by us at each closing, and (ii) issued warrants to purchase 10% of the number of shares of common stock included in the units exercisable at $0.65 per share and warrants to purchase 10% of the number of shares of common stock issuable upon exercise of warrants included in the units at an exercise price of $1.25 per share. The offering period for the private offering expired on February 17, 2003.

Miscellaneous Transactions

      In the fourth quarter of fiscal year 2002, we raised an aggregate of $210,000 by the sale of Series A Preferred Stock (on the same terms and conditions as the equity sold to investors in the investment transaction) to the individual retirement account of Steven A. Rothstein.

      In the second quarter of fiscal year 2003, we issued 76,923 shares of common stock and a three-year warrant to purchase 76,923 shares of common stock at $1.25 per share to D'Ancona & Pflaum LLC, as payment of approximately $51,000 of legal fees that were accrued as of September 30, 2002.

Stock Dividend

      The holders of our Series A Convertible Preferred Stock are entitled to receive dividends on a quarterly basis at a rate of 9% per annum, per share. Such dividends are cumulative and accrue whether or not declared by our Board of Directors, but are payable only when, as and if declared. In the second quarter of fiscal year 2004, our Board of Directors declared an in-kind dividend in the aggregate of 3,352 shares of Series A Preferred Stock. Such shares were issued on March 31, 2004.

                                  RISK FACTORS

      Investing in our shares involves a significant degree of risk. Prospective investors should consider carefully the following risk factors and all the other information contained in this prospectus or incorporated by reference before investing in our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

Operating results have resulted in reporting losses; additional financing may be required.

      Although we were profitable in both the first and second quarters of fiscal year 2004, we reported losses of approximately $843,000, $3.4 million and $7.9 million in fiscal years 2003, 2002 and 2001, respectively. There is no assurance that we will be profitable in the near term. Our losses were primarily attributable to the market slow-down and volatility. We anticipate that with the improved market conditions and increased revenues, we may be again become profitable for the fiscal year; however, there can be no assurance that current levels of revenue will continue and that recent profitability will continue to be realized.

      In order for us to have the opportunity for future success and profitability, we periodically may need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination (e.g., merger, buyout, etc.). We have actively pursued a variety of funding sources, and have consummated certain transactions, including the investment transaction and private offerings, described in this prospectus, in order to address our capital requirements. If we continue to experience operating losses, additional financing will be necessary, and there can be no assurance that we will be successful in such pursuits. The issuance of new securities to raise capital will cause the dilution of shares held by current stockholders.

Because our stock may be subject to "penny stock" rules, the market for our stock may be limited.

      If our  common  stock  becomes  subject  to the  Securities  and  Exchange
Commission's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected. If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors:

      o must make a special written suitability determination for the purchaser;

      o receive the purchaser's written agreement to a transaction prior to sale;

      o provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

      o obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

      If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Our business could be adversely affected by a breakdown in the financial markets.

      As a securities broker-dealer, the business of National Securities Corporation is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a breakdown in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues are likely to decline and our operations will be adversely affected.

Market fluctuations may reduce our revenues and profitability.

      Our revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity. Additionally, our profitability may be adversely affected by losses from the trading or underwriting of securities or failure of third parties to meet commitments. National Securities Corporation acts as a market maker in publicly traded common stocks. In market making transactions, we undertake the risk of price changes or being unable to resell the common stock we holds or being unable to purchase the common stock we have sold. These risks are heightened by the illiquidity of many of the common stocks we trade and/or make a market. Any losses from our trading activities, including as a result of unauthorized trading by our employees, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

      Lower securities price levels may also result in a reduced volume of transactions, as well as losses from declines in the market value of common stocks held for trading purposes. During periods of declining volume and revenue, our profitability would be adversely affected. Declines in market values of common stocks and the failure of issuers and third parties to perform their obligations can result in illiquid markets

Competition with larger financial firms may have a negative effect on our business.

      We compete directly with national and regional full-service broker-dealers and a broad range of other financial service firms, including banks and insurance companies. Competition has increased as smaller securities firms have either ceased doing business or have been acquired by or merged into other firms. Mergers and acquisitions have increased competition from these firms, many of which have significantly greater financial, technical, marketing and other resources than we have. Many of these firms offer their customers more products and research than currently offered by us. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. We also face competition from companies offering discount and/or electronic brokerage services, including brokerage services provided over the Internet, which we are currently not offering and does not intend to offer in the foreseeable future. These competitors may have lower costs or provide more services, and may offer their customers more favorable commissions, fees or other terms than those offered by us. To the extent that issuers and purchasers of securities transact business without our assistance, our operating results could be adversely affected.

The failure to meet the listing criteria of The American Stock Exchange may result in the delisting of our common stock.

      Our common stock is listed on The American  Stock  Exchange.  The American
Stock Exchange has certain guidelines under which it considers removing securities from listing on The American Stock Exchange. On February 5, 2003, we received a letter from The American Stock Exchange indicating that we were not in compliance with certain listing standards relating to (1) shareholders' equity of less than $2.0 million and losses from continuing operations and/or net losses in two out of our three most recent fiscal years, and (2) the requirement to have and maintain an audit committee comprised of at least three independent directors. We submitted a plan to The American Stock Exchange indicating compliance with item (1) above within a maximum of 18 months, and we were actively seeking another independent director to satisfy item (2) above. On May 19, 2003 The American Stock Exchange notified us that it accepted our plan of compliance and granted us an extension of time to August 5, 2004 to satisfy the financial standards requirement, and an extension of time to July 28, 2003 to comply with the independent audit committee requirement. We satisfied the requirement to have and maintain an audit committee comprised of at least three independent directors in July 2003. We will be subject to periodic review by the staff of The American Stock Exchange during the extension period. In the event that we fail to comply with the listing standards, or The American Stock Exchange determines that our compliance program is not satisfactory, our common stock may be removed from The American Stock Exchange and could trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets, and our stock price, as well as the liquidity of our common stock, may be adversely impacted as a result.

We are currently subject to extensive securities regulation and the failure to comply with these regulations could subject us to penalties or sanctions.

      The  securities  industry  and  our  business  are  subject  to  extensive regulation by the Securities and Exchange Commission, state securities regulators and other governmental regulatory authorities. We are also regulated by industry self-regulatory organizations, including the National Association of Securities Dealers, Inc. and the Municipal Securities Rulemaking Board. We are a registered broker-dealer with the Securities and Exchange Commission and member firms of the National Association of Securities Dealers, Inc.

      Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping, and the conduct of directors, officers and employees. The regulatory environment is also subject to change.

      Compliance with many of the regulations applicable to us involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. These regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. If we are found to have violated an applicable regulation, administrative or judicial proceedings may be initiated against us that may result in a censure, fine, civil penalties, issuance of cease-and-desist orders, the deregistration or suspension of our broker-dealer activities, the suspension or disqualification of the our officers or employees, or other adverse consequences. The imposition of any of these or other penalties could have a material adverse effect on our operating results and financial condition.

We rely on clearing brokers and unilateral termination of the agreements with these clearing brokers could disrupt our business.

      We changed from a self-clearing brokerage firm to an introducing brokerage firm, using third party clearing brokers to process our securities transactions and maintain customer accounts on a fee basis for us. The clearing brokers also provide billing services, extend credit and provide for control and receipt, custody and delivery of securities. Our broker-dealers depend on the operational capacity and ability of the clearing brokers for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, we are exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. If the clearing agreements are unilaterally terminated for any reason, we would be forced to find alternative clearing firms without adequate time to negotiate the terms of a new clearing agreement and without adequate time to plan for such change.
There can be no assurance that if there were a unilateral termination of its clearing agreement that we would be able to find an alternative clearing firm on acceptable terms to them or at all.

      In December 2003, National Securities Corporation and its clearing firm, First Clearing Corporation, mutually agreed to terminate their clearing relationship by June 30, 2004. On June 22, 2004, National Securities Corporation entered into an agreement with Fiserv Securities, Inc. to act as clearing agent for its brokerage business. The conversion from First Clearing Corporation to Fiserv Securities, Inc. is expected to be completed in the first week of October 2004.

      We permit our clients to purchase securities on a margin basis or sell securities short, which means that the clearing firm extends credit to the client secured by cash and securities in the client's account. During periods of volatile markets, the value of the collateral held by the clearing brokers could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, the clearing brokers sell or buy securities at prevailing market prices, and may incur losses to satisfy client obligations. We have agreed to indemnify the clearing brokers for losses they incur while extending credit to our clients.

We may become subject to a penalty levied by the National Association of Securities Dealers, Inc. with respect to an industry-wide investigation of mutual fund trading activities.

      The National Association of Securities Dealers, Inc. has recently commenced an industry-wide investigation of mutual fund trading activities. National Securities Corporation is one of the numerous broker-dealers that have been contacted by the National Association of Securities Dealers, Inc. with respect to this investigation. The National Association of Securities Dealers, Inc. has identified certain customer mutual fund transactions ordered through National Securities Corporation during the time period from October 2000 to February 2003 that it believes may have constituted mutual fund timing and/or excessive trading activity. National Securities Corporation has been engaged in ongoing discussions and negotiations with the National Association of Securities Dealers, Inc. to informally resolve these matters. Such resolution would likely result in a settlement, whereby National Securities Corporation, without admitting or denying any violations, would make both restitution and pay a fine to the National Association of Securities Dealers, Inc., that in the aggregate would approximate $600,000. Despite our on-going discussions and negotiations with the National Association of Securities Dealers, Inc., no assurances can be given that informal resolution will be achieved, that a formal proceeding will not be commenced, or that the possible resulting penalties and fines would not be in a materially greater amount. If required to litigate this matter, National Securities Corporation believes it has meritorious defenses, and if necessary, intends to vigorously defend this matter, although the ultimate outcome cannot be determined at this time.

Credit risk exposes us to losses caused by financial or other problems experienced by third parties.

      We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include: trading counterparts, customers, clearing agents, exchanges, clearing houses, and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations owed to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties, executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries, and extending credit to clients through bridge or margin loans or other arrangements. Significant failures by third parties to perform their obligations owed to us could adversely affect our revenues and perhaps our ability to borrow in the credit markets.

Adverse results of current litigation and potential securities law liability would result in financial losses and divert management's attention to business.

      Many aspects of our business involve substantial risks of liability. There has been an increase in litigation and arbitration within the securities industry in recent years, including class action suits seeking substantial damages. We are subject to potential claims by dissatisfied customers, including claims alleging they were damaged by improper sales practices such as unauthorized trading, sale of unsuitable securities, use of false or misleading statements in the sale of securities, mismanagement and breach of fiduciary duty. National Securities Corporation may be liable for the unauthorized acts of its retail brokers if it fails to adequately supervise their conduct. As an underwriter, we may be subject to substantial potential liability under federal and state law and court decisions, including liability for material misstatements and omissions in securities offerings. We may be required to contribute to a settlement, defense costs or a final judgment in legal proceedings or arbitrations involving a past underwriting and in actions that may arise in the future. National Securities Corporation carries Errors and Omissions insurance to protect against arbitrations; however, the policy is limited in items and amounts covered and there can be no assurance that it will cover a complaint. The adverse resolution of any legal proceedings involving us could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We depend on key personnel.

      We depend on the continued services of our management team, particularly Mark Goldwasser, our President and Chief Executive Officer, as well as our ability to hire additional members of management, and to retain and motivate our other officers and key employees. In July 2003, we entered into an employment agreement with Mr. Goldwasser to serve as our President and Chief Executive Officer for a base annual salary of $300,000. Mr. Goldwasser has been salaried at that rate since July 2003. A definitive agreement memorializing such terms is currently being completed. Our future success depends on our continuing ability to attract and retain highly qualified personnel.

The price of our common stock is volatile.

      The price of our common stock has fluctuated substantially. The market price of our common stock may be highly volatile as a result of factors specific to us and the securities markets in general. Factors affecting volatility may include variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general; and changes in applicable laws or regulations, or their judicial or administrative interpretations affecting us or our subsidiary or the securities industry. In addition, volatility of the market price of our common stock is further affected by our thinly traded nature.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

      Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors" beginning on page 6. You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

      No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents, which have been filed by us with the Securities and Exchange Commission pursuant to the Exchange Act (Commission File No. 001-12629) are incorporated by reference in this prospectus:

      - Our Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

      -     Our Quarterly Report on Form 10-Q for the quarter ended December 31,
            2004;

      - Definitive Proxy Statement relating to our 2004 Annual Meeting filed with the Securities and Exchange Commission on January 27, 2004;

      -     Our  Quarterly  Report on Form 10-Q for the quarter  ended March 31,
            2004;

      -     Our Current Report on Form 8-K filed on June 24, 2004;

      -     Our Current Report on Form 8-K filed on February 27, 2004;

      -     Our Current Report on Form 8-K filed on December 22, 2003; and

      -     Our Current Report on Form 8-K filed on October 9, 2003.

      In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents.

      We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the above documents. Such requests should be addressed to the Acting Chief Financial Officer, Olympic Cascade Financial Corporation, 875 North Michigan Avenue, Suite 1560, Chicago, IL 60611.

                                USE OF PROCEEDS

      The proceeds from the sale of the common stock offered in this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders. However, we will receive proceeds from the exercise of warrants of approximately $2,270,527 if all the warrants held by selling shareholders named in this prospectus are exercised. The proceeds consist of warrants to purchase 1,215,880 shares of common stock exercisable at $1.25 per share, warrants to purchase 91,619 shares of common stock exercisable at $0.65 per share, warrants to purchase 175,000 shares of common stock exercisable at $1.75 per share, warrants to purchase 5,000 shares of common stock exercisable at $6.375 per share, warrants to purchase 172,000 shares of common stock exercisable at $1.50 per share, warrants to purchase 50,000 shares of common stock exercisable at $1.40 per share and warrants to purchase 5,000 shares of common stock at $5.00 per share. There can be no assurance that such warrants will be exercised. In the event that any or all of the warrants are exercised, the proceeds will be used for general corporate purposes.

                              SELLING SHAREHOLDERS

BACKGROUND

      We issued shares of common stock, Series A Preferred Stock convertible into shares of common stock and warrants exercisable into shares of common stock to certain selling shareholders in the following private transactions:

      o     Private Offerings

            o In the second quarter of fiscal year 2004, we consummated a private offering of our securities to a limited number of accredited investors pursuant to Rule 506 of Regulation D under the Securities Act. Each unit in the private offering consisting of a 10% $50,000 principal amount senior subordinated promissory note and a warrant to purchase 10,000 shares of common stock at $1.50 per share.

                  o On February 25, 2004, we issued a $50,000 three-year, 10% senior subordinated promissory note to Jeffrey C. Fernyhough. Mr. Fernyhough received a three-year warrant to purchase 10,000 shares of common stock at an exercise price of $1.50 per share. We agreed to include the shares of common stock issuable upon exercise of the warrants in the registration statement which this prospectus is a part.

                  o On February 18, 2004, we issued an aggregate of $550,000 three-year, 10% senior subordinated promissory notes to Barcombe Investments Limited and Shampan Lamport
                        Financial Holdings LLC. Barcombe Investments Limited received a three-year warrant to purchase 50,000 shares of common stock at an exercise price of $1.50 per share and Shampan Lamport Financial Holdings LLC received a three-year warrant to purchase 60,000 shares of common stock at an exercise price of $1.50 per share. We agreed to include the shares of common stock issuable upon exercise of the warrants in the registration statement which this prospectus is a part

                  o On February 13, 2004, we issued a $250,000 three-year, 10% senior subordinated promissory note to Branscombe Investments Limited. Branscombe Investments Limited received a three-year warrant to purchase 50,000 shares of common stock at an exercise price of $1.50 per share. We agreed to include the shares of common stock issuable upon exercise of the warrants in the registration statement which this prospectus is a part.

            o On January 13, 2004, we consummated a private offering of our securities to a limited number of accredited investors pursuant to Rule 506 of Regulation D under the Securities Act. We issued an aggregate of $200,000 of three-year, 10% senior subordinated promissory notes to Arthur H. Dunkin, Richard S. Portnoy, Richard N. Stewart and Micheline Stewart, Joint Tenants, Kevin Lemack and Laurie Lemack, Joint Tenants, and Benjamin H. Spiller and Beatrice M. Spiller, Joint Tenants. Such noteholders received three-year warrants to purchase an aggregate of 50,000 shares of common stock at an exercise price of $1.40 per share. We agreed to include the shares of common stock issuable upon exercise of the warrant in the registration statement which this prospectus is a part.

            o In the first quarter of fiscal year 2003, we consummated a private offering of our securities to a limited number of accredited investors pursuant to Rule 506 of Regulation D under the Securities Act. Each unit in the private offering sold for $0.65 and consisted of one share of our common stock and one three-year warrant to purchase one share of our common stock at a per share price of $1.25. Net proceeds of $554,500 closed in the first quarter of fiscal year 2003, and we issued 1,016,186 shares of common stock and 1,016,186 warrants.

                  o On December 23, 2002, we issued an aggregate of 130,770 units in the private offering for $85,000 to investors consisting of Benjamin Haimowitz and Naomi Haimowitz, Kevin Deane, Mark Ginsburg and Michael Cushing. Each unit sold for $0.65 and consisted of one share of common stock and one three-year warrant to purchase one share of common stock at a per share price of $1.25. We agreed to prepare and file a registration statement for the resale of the shares of common stock and the shares of common stock issuable upon exercise of the warrants.

                  o On December 23, 2002, we issued to National Securities Corporation, in consideration for National Securities Corporation acting as the placement agent for the private offering, warrants to purchase 13,077 shares of common stock exercisable at $0.65 per share and warrants to purchase 13,077 shares of common stock exercisable at $1.25 per share. These warrants were realloted by National Securities Corporation to, among others, Scott Martinson, Sara Wheldon and Eric James, registered representatives of National Securities Corporation, as indicated in the selling shareholder table below. We agreed to prepare and file a registration statement for the resale of the shares of common stock issuable upon exercise of the warrants.

                  o On November 27, 2002, we issued an aggregate of 885,416 units in the private offering for $575,520 to investors consisting of William Worrell, Jr., Barbara Hulse, Seymour Lippman, Chris Dewey, David Coates, Judy Uman, Bruce W. Durkee & Kathy Durkee, I. Michael Goodman, Ralph Gitz, Martens Maarten and Ronald Kurt Ebert. Each unit sold for $0.65 and consisted of one share of common stock and one three-year warrant to purchase one share of common stock at a per share price of $1.25. We agreed to prepare and file a registration statement for the resale of the shares of common stock and the shares of common stock issuable upon exercise of the warrants.

                  o On November 27, 2002, we issued to National Securities Corporation, in consideration for National Securities Corporation acting as the placement agent for the private offering, warrants to purchase 88,542 shares of common stock exercisable at $0.65 per share and warrants to purchase 88,542 shares of common stock exercisable at $1.25 per share. These warrants were realloted by National Securities Corporation to Roger Monteforte, Paul Sinno, Mike Bergin, Robert Setteducati, Thomas Parigian, Mark Goldwasser, Frantz Pierre and Lenny Bila, registered representatives of National Securities Corporation, as indicated in the selling shareholder table below. We agreed to prepare and file a registration statement for the resale of the shares of common stock issuable upon exercise of the warrants.

            o Investment Transaction. On December 28, 2001, we completed a series of transactions under which certain new investors obtained a significant ownership in us through purchasing 15,725 shares of Series A Preferred Stock for consideration of $1,572,500 ($100 per share) and by purchasing 285,000 shares of common stock from Steven A. Rothstein, our former Chairman, Chief Executive Officer and principal shareholder, and affiliates. The purchasers in the investment transaction were Triage Partners LLC (of which Steven B. Sands, our Chairman, is the manager and a member) and One Clark LLC (of which Mark Goldwasser, our President and Chief Executive Officer, is the manager) who participated on a equal pro-rata basis with respect to the preferred stock purchase. The Series A Preferred Stock is convertible into common stock at a price of $1.50 per share. As part of the investment transaction, Triage Partners LLC purchased 285,000 shares of common stock from Mr. Rothstein and his affiliates at a price of $1.50 per share. The shares sold by Mr. Rothstein represented a majority of common stock beneficially owned by Mr. Rothstein. We agreed to include the shares issuable upon conversion of the Series A Preferred Stock in the registration statement which this prospectus is a part.

            o     Concurrent  with the  investment  transaction,  two  unrelated individual noteholders, Gregory P. Kusnick and Karen Jo Gustafson, as Joint Tenants with Right of Survivorship, and Gregory C. Lowney and Maryanne K. Snyder, as Joint Tenants with Right of Survivorship, holding $2.0 million of our debt converted one-half of the principal amount of such debt into the same class of Series A Preferred Stock that was sold in the investment transaction. In exchange for the instruments evidencing $1.0 million of the $2.0 million of the promissory notes and previously issued warrants to purchase 100,000 shares of common stock with an exercise price of $5.00 per share, each noteholder was issued 5,000 shares of Series A Preferred Stock, a warrant to purchase 50,000 shares of common stock with an exercise price of $1.75 per share and a warrant to purchase 50,000 shares of common stock with an exercise price of $5.00 per share. In January 2004, the two noteholders extended the maturity dates on the notes from January 25, 2004 to July 31, 2005. As a result, each of the noteholders' warrants to purchase, in the aggregate, 100,000 shares of common stock at a price of $5.00 per share expiring on February 1, 2004 was repriced to $1.25 per share, and the expiration date of such warrants was extended to July 31, 2005. We agreed to include the shares issuable upon conversion of the Series A Preferred Stock and the shares issuable upon exercise of the warrants in the registration statement which this prospectus is a part.

      o     Miscellaneous Transactions.

            o In December 2003, certain selling stockholders including William Worrell, Jr., Barbara Hulse, Seymour Lippman, David Coates, Bruce W. Durkee & Kathy Durkee, Ralph Gitz, Martens Maarten, Ronald Kurt Ebert, Judy Uman and D'Ancona & Pflaum, LLC, sold an aggregate 622,081 shares of common stock to certain other selling stockholders including Arthur Dunkin, Victor M. Dandridge, Selwyn Capital Management, Adelman Limited Family Trust, Miles J. Newman, Dennis Gardner, William
                  C. Burnham IRA and Samuel A. Ruth, at a cash purchase price of $1.10 per share, for an aggregate purchase price of $684,289.10. We agreed to prepare and file a registration statement for the resale of the shares of common stock.

            o On January 21, 2003, we issued 76,923 shares of the common stock and a three-year warrant to purchase 76,923 shares of common stock at a per share price of $1.25 to D'Ancona & Pflaum LLC, in consideration for, and payment of approximately $51,000 of legal fees. We agreed to include the shares of common stock and the shares of common stock issuable upon exercise of the warrants in the registration statement which this prospectus is a part. The shares were sold as part of the December 2003 transaction.

            o On August 13, 2002, we issued 600 shares of Series A Preferred Stock for $60,000 to the individual retirement account of Steven A. Rothstein, on the same terms and conditions as the equity sold to investors in the investment transaction. We agreed to include the shares issuable upon conversion of the Series A Preferred Stock in the registration statement which this prospectus is a part.

            o On July 31, 2002, we issued 1,500 shares of Series A Preferred Stock for $150,000 to the individual retirement account of Steven A. Rothstein, on the same terms and conditions as the equity sold to investors in the investment transaction. We agreed to include the shares issuable upon conversion of the Series A Preferred Stock in the registration statement which this prospectus is a part.

            o On November 28, 2001, we issued a warrant to purchase 5,000 shares of common stock exercisable at $5.00 per share to the individual retirement account of Steven A. Rothstein, pursuant to the terms of a $50,000 loan made in August 2001. We agreed to include the shares of common stock issuable upon exercise of the warrant in the registration statement which this prospectus is a part.

            o On January 25, 2001, we issued a warrant to purchase 75,000 shares of common stock at a per share price of $5.00 to Peter Rettman in connection with an aggregate of $2,000,000 of demand notes issued by us in favor of Gregory P. Kusnick and Karen Jo Gustafson, as Joint Tenants with Right of Survivorship, and Gregory C. Lowney and Maryanne K. Snyder, as Joint Tenants with Right of Survivorship. On February 1, 2001, we issued a warrant to purchase 75,000 shares of common stock at a per share price of $5.00 to Peter Rettman in connection with a demand note for $1,000,000 issued by us in favor of Mr. Rettman. Concurrent with the investment transaction, we re-priced the warrant to purchase 75,000 shares of common stock from a price of $5.00 per share to a price of $1.75 per share. In February 2004, the term of the $1.0 million secured demand note was extended to March 1, 2005. Upon completion of the note renewal, the warrant to purchase 75,000 shares of common stock at a price of $5.00 per share, that was to expire on February 1, 2004, was repriced to $1.25 per share, and the expiration date of such warrants was extended to July 31, 2005. The expiration date for the noteholder's warrant to purchase an additional 75,000 shares of common stock at a price of $1.75 per share was also extended from January 25, 2004 to July 31, 2005. We agreed to include the shares of common stock issuable upon exercise of the warrants in the registration statement which this prospectus is a part.

            o On June 30, 2000, we acquired Canterbury Securities Corporation, our former subsidiary and a registered broker-dealer. As part of the transaction, we issued five-year warrants to acquire an aggregate of 5,000 shares of common stock at a price of $6.375 per share to Gerald E. Morris, Frank J. Cardello and the Gary A. Rosenberg Trust u/a/d 10/10/80 (an affiliate of our director, Gary A. Rosenberg). We agreed to include the shares of common stock issuable upon exercise of the warrants in the registration statement which this prospectus is a part.

      o Stock Dividend. The holders of our Series A Convertible Preferred Stock, Steven A. Rothstein IRA, Triage Partners LLC, One Clark, LLC, Gregory P. Kusnick and Karen Jo Gustafson, as Joint Tenants with Right of Survivorship, and Gregory C. Lowney and Maryanne K. Snyder, as Joint Tenants with Right of Survivorship, are entitled to receive dividends on a quarterly basis at a rate of 9% per annum, per share. Such dividends are cumulative and accrue whether or not declared by our Board of Directors, but are payable only when, as and if declared. In March 2004, our Board of Directors declared an in-kind dividend in the aggregate of 3,352 shares of Series A Preferred Stock to the holders of our Series A Convertible Preferred Stock. Such shares were issued on March 31, 2004.

TABLE

      The following table sets forth the number of shares of common stock owned by each of the selling shareholders as of the date of this prospectus, the number of shares owned by them covered by this prospectus and the amount and percentage of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus. The table also sets forth the number of shares of common stock certain selling shareholders will receive upon conversion of the Series A Preferred Stock and upon exercise of warrants. Except as indicated below, none of the selling shareholders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of our shares or other securities. The information included below is based on information provided by the selling shareholders. Because the selling shareholders may offer some or all of their shares, no definitive estimate as to the number of shares that will be held by the selling shareholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered hereby will be sold.

      The applicable percentages of ownership are based on an aggregate of 3,557,409 shares of common stock issued and outstanding on July 14, 2004. This number does not include 2,078,465 shares of common stock issuable upon conversion of 31,177 shares of Series A Preferred Stock and shares of common stock issuable upon exercise of outstanding warrants and options held by the
selling                                                            shareholders.

-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------

                                             Shares Which                                                Percentage
                                                May Be       Percentage                                   of Shares
                                               Acquired      of Shares                        Shares        Owned
                                                 Upon          Owned                          Owned         After
                               Shares         Exercise Of      Before         Shares          After       Offering
          Name                  Owned          Warrants      Offering (1)      Offered      Offering (2)     (3)
         ------                ------          --------       --------        -------         ------      --------

-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Steven A. Rothstein IRA    433,896 (4)(5)     5,000 (6)       11.81%     157,533 (4)(6)     281,363        4.99%
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Triage Partners LLC        872,799 (7)(8)         0           21.06%       587,799 (7)    285,000 (8)      5.06%
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
One Clark LLC                587,733 (9)          0           14.18%       587,733 (9)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Gregory P. Kusnick and
Karen Jo Gustafson, as                                                       475,200
Joint Tenants with Right    375,200 (10)    100,000 (11)      11.78%        (10)(11)           0             0
of Survivorship
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Gregory C. Lowney and
Maryanne K. Snyder, as                                                       475,200
Joint Tenants with Right    375,200 (10)    100,000 (11)      11.78%        (10)(11)           0             0
of Survivorship
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
William Worrell, Jr.        153,848 (12)          0           4.32%       153,848 (12)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Barbara Hulse                     0          61,540 (13)      1.70%        61,540 (13)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Seymour Lippman                 9,623        76,924 (14)      2.38%        86,547 (14)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Chris Dewey                    76,924        76,924 (15)      4.23%       153,848 (15)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
David Coates                   43,423        76,923 (16)      3.31%       120,346 (16)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Judy Uman                         0          38,462 (17)      1.07%        38,462 (17)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Bruce W. Durkee & Kathy
Durkee                            0          61,600 (18)      1.70%        61,600 (18)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
I. Michael Goodman             11,773        76,923 (19)      2.44%        88,696 (19)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Ralph Gitz                        0         153,848 (20)      4.15%       153,848 (20)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Martens Maarten                43,424        76,924 (21)      3.31%       120,348 (21)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Ronald Kurt Ebert                 0          31,500 (22)        *          31,500 (22)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Benjamin Haimowitz and
Naomi Haimowitz                   0          30,769 (23)        *          30,769 (23)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Kevin Deane                       0          38,462 (24)      1.07%        38,462 (24)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Mark Ginsburg                     0          23,077 (25)        *          23,077 (25)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Michael Cushing                   0          38,462 (26)      1.07%        38,462 (26)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Roger Monteforte                  0          38,858 (27)      1.08%        38,858 (27)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Paul Sinno                        0          28,010 (28)        *          28,010 (28)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Mike Bergin                       0          8,090 (29)         *          8,090 (29)          0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Robert Setteducati                0          8,088 (30)         *          8,088 (30)          0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Thomas Parigian                   0          8,088 (31)         *          8,088 (31)          0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Mark Goldwasser             336,633 (32)     15,386 (33)      9.11%        15,386 (33)    336,633 (32)     5.68%
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Frantz Pierre                     0          21,538 (34)        *          21,538 (34)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Lenny Bila                        0          25,950 (35)        *          25,950 (35)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
New York/GT Asset                 0          15,930 (36)        *          15,930 (36)         0             0
Management Inc.
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Scott Martinson                   0          7,162 (37)         *          7,162 (37)          0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Sara Wheldon                      0          6,138 (38)         *          6,138 (38)          0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Eric James                   10,000 (39)     10,000 (39)        *          20,000 (39)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
D'Ancona & Pflaum, LLC            0          76,923 (40)      2.12%        76,923 (40)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------

-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------

                                             Shares Which                                                Percentage
                                                May Be       Percentage                                   of Shares
                                               Acquired      of Shares                        Shares        Owned
                                                 Upon          Owned                          Owned         After
                               Shares         Exercise Of      Before         Shares          After       Offering
          Name                  Owned          Warrants      Offering (1)      Offered      Offering (2)     (3)
         ------                ------          --------       --------        -------         ------      --------
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Peter Rettman                     0         150,000 (41)      4.05%       150,000 (41)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Gerald E. Morris                  0          2,250 (42)         *          2,250 (42)          0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Frank J. Cardello                 0           500 (43)          *           500 (43)           0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Gary A. Rosenberg Trust
u/a/d 10/10/80                 0 (44)        2,250 (45)         *          2,250 (45)        0 (44)          0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Arthur H. Dunkin             40,000 (46)     12,500 (46)      1.47%        52,500 (46)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Richard S. Portnoy                0          12,500 (47)        *          12,500 (47)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Richard N. Stewart and
Micheline Stewart, Joint
Tenants                           0          12,500 (48)        *          12,500 (48)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Kevin Lemack and Laurie
Lemack,
Joint Tenants                     0          6,250 (49)         *          6,250 (49)          0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Benjamin H. Spiller and
Beatrice M. Spiller,
Joint Tenants                     0          6,250 (50)         *          6,250 (50)          0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Barcombe Investments
Limited                           0          50,000 (51)      1.39%        50,000 (51)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Branscombe Investments
Limited                           0          50,000 (52)      1.39%        50,000 (52)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Shampan Lamport
Financial Holdings, Inc.          -          60,000 (53)      1.66%        60,000 (53)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Jeffrey C. Fernyhough             -          10,000 (54)        *          10,000 (54)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Andrew Fishbone                   -          2,000 (55)         *          2,000 (55)          0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Victor M. Dandridge          14,000 (56)          -             *          14,000 (56)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Selwyn Capital Management    33,500 (57)          -             *          33,500 (57)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Adelman Limited Family
Trust                        33,500 (58)          -             *          33,500 (58)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Miles J. Newman              20,000 (59)          -             *          20,000 (59)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Dennis Gardner               33,500 (60)          -             *          33,500 (60)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
William C. Burnham IRA       20,000 (61)          -             *          20,000 (61)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
Samuel A. Ruth               32,658 (62)          -             *          32,658 (62)         0             0
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------
TOTAL                         3,557,634       1,714,499         -           4,369,137       902,996          -
-------------------------- ---------------- -------------- ------------- ---------------- ------------- ------------

----------
* Less than 1%

(1) Calculated based on Rule 13d-3(d)(i). In calculating this amount for each selling shareholder, we treated as outstanding the number of shares of common stock issuable upon exercise of that selling shareholder's warrants and/or the number of shares of common stock issuable upon conversion of that selling shareholder's Series A Preferred Stock, but we did not assume exercise of any other selling shareholder's warrants or conversion of any other selling shareholder's Series A Preferred Stock.

(2)  Assumes  sale  of all  shares  offered  by  the  selling  shareholder.
(3) Calculated based on Rule 13d-3(d)(i). In calculating this amount for each selling shareholder, we treated as outstanding 2,078,464 shares of common stock issuable upon conversion of 31,177 shares of Series A Preferred Stock and the shares of common stock issuable upon exercise of that selling shareholder's warrants, but we did not assume exercise of any other selling shareholder's warrants.
(4) Includes 152,533 shares of common stock issuable upon conversion of 2,288 shares of Series A Preferred Stock issued to Steven A. Rothstein IRA in connection with a private placement transaction and subsequent in-kind dividend on the Series A Preferred Stock. Mr. Rothstein is our former Chairman, Chief Executive Officer and principal shareholder. Mr. Rothstein's wife is the beneficiary of the Steven A. Rothstein IRA. Mr. Rothstein has voting control over the IRA shares.
(5) Includes all shares beneficially owned by Mr. Rothstein including 274,660 shares of which Triage Partners LLC has been granted a voting proxy.
(6) Includes 5,000 shares of common stock issuable upon the exercise (at a price per share of $5.00) of a warrant issued to Steven A. Rothstein IRA in connection with a loan.
(7) Includes 587,799 shares of common stock issuable upon conversion of 8,817 shares of Series A Preferred Stock issued in connection with a private placement transaction and subsequent in-kind dividend on the Series A Preferred Stock. Steven B. Sands, our Chairman, and the manager and a member of Triage Partners LLC, has voting control over the shares.
(8) Does not include a voting proxy over 274,660 shares beneficially owned by Mr. Rothstein. See footnote 5.
(9) Includes 587,733 shares of common stock issuable upon conversion of 8,816 shares of Series A Preferred Stock issued in connection with a private placement transaction and subsequent in-kind dividend on the Series A Preferred Stock. Mark Goldwasser, our President, Chief Executive Officer and Director, and the manager of One Clark LLC, has voting control over the shares. See footnotes 32 and 33 for beneficial ownership and ownership percentages of Mr. Goldwasser.
(10) Includes shares of common stock issuable upon conversion of 5,628 shares of Series A Preferred Stock issued in connection with a private placement transaction and subsequent in-kind dividend on the Series A Preferred Stock.
(11) Includes (i) 50,000 shares of common stock issuable upon the exercise (at a price per share of $1.75) of a warrant issued in connection with a private placement transaction and (ii) 50,000 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(12) Includes 153,848 shares of common stock issued pursuant to the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(13) Includes 61,540 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(14) Includes 9,623 shares of common stock and 76,924 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(15) Includes 76,924 shares of common stock and 76,924 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(16) Includes 43,423 shares of common stock and 76,923 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.

(17) Includes 38,462 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(18) Includes 61,600 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(19) Includes 76,923 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(20) Includes 153,848 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(21) Includes 43,424 shares of common stock and 76,924 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(22) Includes 31,500 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(23) Includes 30,769 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(24) Includes 38,462 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(25) Includes 23,077 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(26) Includes 38,462 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(27) Includes 19,429 shares of common stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 19,429 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(28) Includes 14,005 shares of common stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 14,005 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(29) Includes 4,045 shares of common stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 4,045 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(30) Includes 4,044 shares of common stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 4,044 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(31) Includes 4,044 shares of common stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 4,044 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(32) Mr. Goldwasser is our President, Chief Executive Officer and Director. Excludes shares of common stock beneficially owned by One Clark LLC, of which Mr. Goldwasser is the Manager, including 587,733 shares of common stock issuable upon conversion of 8,816 shares of Series A Preferred Stock issued in connection with a private placement transaction and subsequent in-kind dividend on the Series A Preferred Stock. See Footnote 9. Also includes 290,333 shares of common stock issuable upon exercise of options.
(33) Includes 7,693 shares of common stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 7,693 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.

(34) Includes 10,769 shares of common stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 10,769 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(35) Includes 12,975 shares of common stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 12,975 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(36) Includes 7,965 shares of common stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 7,965 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(37) Includes 3,581 shares of common stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 3,581 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(38) Includes 3,069 shares of common stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 3,069 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(39) Includes 10,000 shares of common stock issued pursuant to the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 10,000 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(40) Includes 76,923 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in consideration for, and payment of legal fees.
(41) Includes 75,000 shares of common stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a loan and 75,000 shares of common stock issuable upon the exercise (at a price per share of $1.75) of a warrant issued in connection with a loan. Mr. Rettman is a member of our board of directors.
(42) Includes 2,250 shares of common stock issuable upon the exercise (at a price per share of $6.375) of a warrant issued in connection with the acquisition of our former subsidiary, Canterbury Securities Corporation.
(43) Includes 500 shares of common stock issuable upon the exercise (at a price per share of $6.375) of a warrant issued in connection with the acquisition of our former subsidiary, Canterbury Securities Corporation.
(44) Excludes shares of common stock issuable upon the exercise of options beneficially owned by Gary A. Rosenberg, a member of our Board of Directors.
(45) Includes 2,250 shares of common stock issuable upon the exercise (at a price per share of $6.375) of a warrant issued in connection with the acquisition of our former subsidiary, Canterbury Securities Corporation. Mr. Rosenberg is the trustee of the trust and has voting control over the shares.
(46) Includes 40,000 shares of common stock and 12,500 shares of common stock issuable upon the exercise (at a price per share of $1.40) of a warrant issued in connection with private placement transactions.
(47) Includes 12,500 shares of common stock issuable upon the exercise (at a price per share of $1.40) of a warrant issued in connection with a private placement transaction.
(48) Includes 12,500 shares of common stock issuable upon the exercise (at a price per share of $1.40) of a warrant issued in connection with a private placement transaction.
(49) Includes 6,250 shares of common stock issuable upon the exercise (at a price per share of $1.40) of a warrant issued in connection with private placement transactions.

(50) Includes 6,250 shares of common stock issuable upon the exercise (at a price per share of $1.40) of a warrant issued in connection with a private placement transaction.
(51) Includes 50,000 shares of common stock issuable upon the exercise (at a price per share of $1.50) of a warrant issued in connection with a private placement transaction.
(52) Includes 50,000 shares of common stock issuable upon the exercise (at a price per share of $1.50) of a warrant issued in connection with a private placement transaction.
(53) Includes 60,000 shares of common stock issuable upon the exercise (at a price per share of $1.50) of a warrant issued in connection with a private placement transaction.
(54) Includes 10,000 shares of common stock issuable upon the exercise (at a price per share of $1.50) of a warrant issued in connection with a private placement transaction.
(55) Includes 2,000 shares of common stock issuable upon the exercise (at a price per share of $1.50) of a warrant issued in connection with a private placement transaction.
(56) Includes 14,000 shares of common stock issued in connection with a private placement transaction.
(57) Includes 33,500 shares of common stock issued in connection with a private placement transaction.
(58) Includes 33,500 shares of common stock issued in connection with a private placement transaction.
(59) Includes 20,000 shares of common stock issued in connection with a private placement transaction.
(60) Includes 33,500 shares of common stock issued in connection with a private placement transaction.
(61) Includes 20,000 shares of common stock issued in connection with a private placement transaction.
(62) Includes 32,658 shares of common stock issued in connection with a private placement transaction.

                              PLAN OF DISTRIBUTION

      We are registering for resale 4,369,137 shares of common stock with this prospectus on behalf of the selling shareholders named in this prospectus. These shares include (i) an aggregate of 2,078,465 shares of common stock certain selling shareholders will receive upon conversion of 31,177 shares of Series A Preferred Stock and (ii) an aggregate of 1,714,499 shares of common stock issuable upon exercise of warrants. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We have agreed to bear certain expenses in connection with the registration of the shares of common stock offered and being sold by the selling shareholders. The selling shareholders will bear all brokerage commissions and similar selling expenses, if any, attributable to sales of the shares. Sales of shares may be affected by the selling stockholders, from time to time, in one or more types of transactions (which may include block transactions) on The American Stock Exchange, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers.

      The selling stockholders may affect sales of shares:

      - In ordinary brokerage transactions in which the broker solicits purchasers or executes unsolicited orders, or transactions in which the broker may acquire the share as principal and resell the shares into the public market in any manner permitted by the selling shareholders under this prospectus;

      - In connection with the pledge of shares registered in this prospectus to a broker/dealer or other pledgee to secure debts or other obligations, and the sale of the shares so pledged upon a default;

      - Through the writing or settlement of non-traded and exchange-traded put or call option contracts, and by means of the establishment or settlement of other hedging transactions including forward sale transactions. In addition, the selling shareholders may loan their shares to broker/dealers who are counterparties to hedging transactions and such broker/dealers may sell the shares so borrowed into the public market;

      - In private transactions and transactions otherwise than on The American Stock Exchange, on any other national securities exchange or in over-the-counter market on which shares of common stock maybe listed or quoted at the time of any sale;

      - In block trades, in which a broker-dealer will attempt to sell the shares as agent for the selling shareholders, but may take a position and resell a portion of the block as principal to facilitate the transaction;

      -     Through a combination of any of the above transactions.

      Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

      The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. In this case, any commissions received by broker dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. We have agreed to indemnify the selling shareholders named in this prospectus against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

      Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

      The selling shareholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, if they meet the criteria and conform to the requirements of Rule 144.


                                 LEGAL MATTERS

      The validity of the issuance of the common stock offered in this prospectus has been passed upon for us by Littman Krooks LLP, 655 Third Avenue, New York, New York 10017.


                                    EXPERTS

      Our consolidated financial statements as of and for the year ended September 30, 2003, incorporated into this prospectus by reference to our 2003 Annual Report on Form 10-K, have been so incorporated in reliance on the report of Marcum & Kliegman LLP, a registered independent public accounting firm, given upon the authority of such firm as experts in accounting and auditing. Our consolidated financial statements as of and for the year ended September 30, 2002, incorporated into this prospectus by reference to our 2003 Annual Report on Form 10-K, has been incorporated in reliance on the report of Grassi & Co., P.C., a registered independent public accounting firm, given upon the authority of such firm as experts in accounting and auditing. Our consolidated financial statements as of and for the year ended September 28, 2001, incorporated into this prospectus by reference to our 2003 Annual Report on Form 10-K, has been incorporated in reliance on the report of Feldman Sherb & Co., P.C., an independent public accounting firm, given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Those reports, proxy statements and other information may be obtained:

      - At the Public Reference Room of the Securities and Exchange Commission, Room 1024-Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

      - At the public reference facilities at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

      -     By  writing  to  the  Securities  and  Exchange  Commission,  Public
            Reference  Section,   Judiciary  Plaza,  450  Fifth  Street,   N.W.,
            Washington, D.C. 20549;

      - From the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission.

      Some locations may charge prescribed or modest fees for copies.

      We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and the common stock, reference is made to such registration statement, including the exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Securities and Exchange Commission. Copies of such registration statement, including the exhibits, may be obtained from the Public Reference Section of the Securities and Exchange Commission at the aforementioned address upon payment of the fee prescribed by the Securities and Exchange Commission.

                               TABLE OF CONTENTS




--------------------------------------------------------------------------------
Section                                                                 Page
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Prospectus Summary....................................................  3
--------------------------------------------------------------------------------
Risk Factors..........................................................  6
--------------------------------------------------------------------------------
Special Note Regarding Forward Looking Information....................  11
--------------------------------------------------------------------------------
Incorporation of Certain Information By Reference.....................  11
--------------------------------------------------------------------------------
Use of Proceeds.......................................................  12
--------------------------------------------------------------------------------
Selling Shareholders..................................................  12
--------------------------------------------------------------------------------
Plan of Distribution..................................................  23
--------------------------------------------------------------------------------
Legal Matters.........................................................  24
--------------------------------------------------------------------------------
Experts...............................................................  24
--------------------------------------------------------------------------------
Available Information.................................................  24
--------------------------------------------------------------------------------








                                4,369,137 SHARES

                                  COMMON STOCK



                     OLYMPIC CASCADE FINANCIAL CORPORATION








                                 -------------

                                   PROSPECTUS

                                 -------------




                                  July , 2004

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The estimated expenses in connection with this offering are as follows:


      ---------------------------------------------------------------
                                                             Amount
      ---------------------------------------------------------------
      SEC Registration Fee..............................      $847
      ---------------------------------------------------------------
      Accounting Fees and Expenses......................    $5,000
      ---------------------------------------------------------------
      Legal Fees and Expenses...........................   $25,000
      ---------------------------------------------------------------
      Miscellaneous.....................................    $5,000
      ---------------------------------------------------------------
      Total.............................................   $35,847
      ---------------------------------------------------------------

      All the above expenses will be borne by the Registrant.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 125(a) of the DGCL provides in relevant part that "[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of the person's service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

      Our Amended Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

      Our Amended and Restated By-laws provide that:

      -     We must  indemnify our directors and officers to the fullest  extent
            permitted  by  Delaware   law,   subject  to  certain  very  limited
            exceptions;

      - We may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements; and

      - We must advance expenses, as incurred, to our directors and executive officers in connection with legal proceedings to the fullest extent permitted by Delaware law, subject to certain very limited exceptions.

      We have obtained liability insurance for our officers and directors.

      The above discussion of the our Amended Certificate of Incorporation and Amended and Restated By-laws and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such restated Amended Certificate of Incorporation, Amended and Restated By-laws and statute.

ITEM 16.    EXHIBITS

(a)   Exhibits

      Exhibit Number             Description
      --------------             -----------

      5                 Opinion of Littman  Krooks LLP as to the  legality  of
                        the securities being registered.
      23.1              Consent of Marcum & Kliegman LLP
      23.2              Consent of Grassi & Co., CPAs, P.C.
      23.3              Consent of Feldman Sherb & Co., P.C.
      23.4              Consent  of  Littman  Krooks  LLP,   included  in  the
                        opinion filed as Exhibit 5.
      24                Power of Attorney,  included in the signature  page of
                          this Registration Statement.

ITEM 17.    UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; and

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 and Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

      (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering as such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the State of New York on July 14, 2004.

                                 OLYMPIC CASCADE FINANCIAL CORPORATION


                                 By /s/ Mark Goldwasser
                                 -------------------------------------
                                 Mark Goldwasser
                                 President, Chief Executive Officer and Director


      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Daskal, our Acting Chief Financial Officer, his or her attorney-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 14h day of July, 2004.


Signature                                                   Date

/s/ Mark Goldwasser                                         July 14, 2004
--------------------------------
Mark Goldwasser
President, Chief Executive Officer and Director


/s/ Robert H. Daskal                                        July 14, 2004
--------------------------------
Robert H. Daskal
Acting Chief Financial Officer


/s/ Steven B. Sands                                         July 14, 2004
--------------------------------
Steven B. Sands
Chairman of the Board

/s/ Norman J. Kurlan                                        July 14, 2004
--------------------------------
Norman J. Kurlan
Director


/s/ Robert J. Rosan                                         July 14, 2004
--------------------------------
Robert J. Rosan
Director


/s/ Gary A. Rosenberg                                       July 14, 2004
--------------------------------
Gary A. Rosenberg
Director


/s/ Peter Rettman                                           July 14, 2004
--------------------------------
Peter Rettman
Director